                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      Equity Residential Properties Trust
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                                     LOGO

                               ----------------

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

Dear Shareholder:

  The trustees and officers of Equity Residential Properties Trust cordially invite you to attend our 1998 Annual Meeting of Shareholders, which will be held at One North Franklin Street, Third Floor, Chicago, Illinois, on Thursday, May 14, 1998, at 10:00 a.m., for the following purposes:

  (1) To elect four trustees of the Board of Trustees to terms expiring in 2001;

  (2) To approve an amendment to the Trust's Share Option and Share Award Plan; and

  (3) To transact any other business properly before the meeting and any adjournment thereof.

  Your Board of Trustees recommends a vote for each of the proposals. Shareholders of record at the close of business on March 16, 1998 are entitled to vote at the meeting. We encourage you to read this proxy and sign and return your proxy card in the enclosed envelope as soon as possible, so that your shares will be represented at the meeting. Your vote is important.

                                          Sincerely,

                                          /s/  Bruce C. Strohm

                                          Bruce C. Strohm,
                                          Executive Vice President, General
                                           Counsel
                                           and Secretary

Two North Riverside Plaza
Chicago, Illinois 60606
March 30, 1998

                      EQUITY RESIDENTIAL PROPERTIES TRUST
                           TWO NORTH RIVERSIDE PLAZA
                               CHICAGO, IL 60606

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement is furnished in connection with the solicitation by the Board of Trustees (the "Board") of Equity Residential Properties Trust, a Maryland real estate investment trust (the "Trust"), of proxies to be voted at the 1998 Annual Meeting of Shareholders of the Trust (the "Meeting") to be held on Thursday, May 14, 1998, and any adjournment thereof. Brokers and other nominees who held common shares of beneficial interest, par value $.01 per share ("Common Shares"), of the Trust at the close of business on March 16, 1998, will be asked to contact the beneficial owners of the Common Shares which they hold.

               VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

  This Proxy Statement and accompanying proxy are being mailed to the Trust's shareholders ("Shareholders") commencing on or about March 30, 1998. The proxy, if properly executed and returned, will be voted according to your instructions, but it may be revoked at any time before it is exercised by giving notice of revocation in writing to the Secretary of the Trust, by executing and returning a later dated proxy or by voting in person at the Meeting. The mere presence at the Meeting of a Shareholder who appointed a proxy does not itself revoke the appointment of such proxy. The cost of the solicitation is anticipated to be nominal and will be borne by the Trust. In addition to solicitation by mail, employees of the Trust may solicit proxies by telegraph, telephone, telecopy and personal interviews.

  Only Shareholders of record at the close of business on March 16, 1998 (the "Record Date") will be entitled to vote at the Meeting. On such date, 95,798,559 Common Shares were outstanding. Each Common Share outstanding on the Record Date entitles the holder thereof to one vote upon each matter to be voted upon at the Meeting. The presence in person or by proxy of Shareholders entitled to cast a majority of all votes entitled to be cast at the Meeting shall constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum for the transaction of business. If, however, there is not a quorum at the Meeting, the Shareholders entitled to vote at the Meeting, whether present in person or represented by proxy, shall only have the power to adjourn the Meeting until such time as there is a quorum. At such time as there is a quorum present or represented by proxy, the Meeting will reconvene without notice to Shareholders, other than an announcement at the Meeting prior to adjournment, unless the adjournment is for more than 120 days after the Record Date or a new record date has been set.

  If a proxy in the form enclosed is duly executed and returned, the Common Shares represented thereby will be voted in accordance with the Shareholder's instructions. If no such specifications are made, the proxy will be voted: (i) for election of the four nominees for trustee to terms expiring in 2001; (ii) for an amendment to the Trust's Third Amended and Restated 1993 Share Option and Share Award Plan (the "Award Plan") increasing the number of Common Shares which may be issued under the Award Plan from 5,600,000 to 8,000,000; and
(iii) at the discretion of Samuel Zell and Douglas Crocker II, the Board's designated representatives for the Meeting, with respect to such other business as may properly come before the Meeting or any adjournment thereof.

                                  PROPOSAL 1

                             ELECTION OF TRUSTEES

BOARD OF TRUSTEES

  The business and affairs of the Trust are managed under the direction of the Board, which consists of thirteen trustees. The Board has responsibility for establishing broad corporate policies and for the overall performance of the Trust rather than day-to-day operating details. Members of the Board are kept informed of the Trust's business by various reports and documents sent to them each month, as well as by reports presented at meetings of the Board and its committees by officers of the Trust.

  The Trust's Second Amended and Restated Declaration of Trust (the "Declaration") provides that the trustees of the Trust shall be divided into three classes as nearly equal in number as possible, with each class having a term of three years. The terms of four trustees expire in 1998. The Board has nominated Douglas Crocker II, Gerald A. Spector, James D. Harper, Jr., and Sheli Z. Rosenberg for election to serve as trustees of the Trust until the 2001 Meeting and until their successors are duly elected and qualified. Biographical information for each of the nominees is set forth under the caption "Management." The affirmative vote of Common Shares held of record by owners of a plurality of the Common Shares present in person or represented by proxy at the Meeting is required for election of the nominees. An abstention will have no effect on the outcome of the election of trustees. In the event that any nominee is unable to serve (which is not anticipated), the persons designated as representatives will cast votes for the remaining nominees and for such other person or persons as the Board may recommend. All of the nominees are presently trustees.

  THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

                                  MANAGEMENT

TRUSTEES AND EXECUTIVE OFFICERS

  The following table and biographies provide certain information with respect to the trustees and executive officers of the Trust as of March 1, 1998.

         NAME         AGE                        POSITION
         ----         ---                        --------
 Samuel Zell          56  Chairman of the Board of Trustees (term expires in
                          1999)
 Douglas Crocker II   57  President, Chief Executive Officer and Trustee (term
                          expires in 1998)
 John W. Alexander    51  Trustee (term expires in 1999)
 Stephen O. Evans     52  Executive Vice President--Strategic Investments and
                          Trustee
                          (term expires in 2000)
 Henry H. Goldberg    59  Trustee (term expires in 1999)
 Errol R. Halperin    57  Trustee (term expires in 1999)
 James D. Harper, Jr. 64  Trustee (term expires in 1998)
 Edward Lowenthal     53  Trustee (term expires in 2000)
 Jeffrey H. Lynford   50  Trustee (term expires in 2000)
 Sheli Z. Rosenberg   56  Trustee (term expires in 1998)
 Gerald A. Spector    51  Executive Vice President, Chief Operating Officer and
                          Trustee
                          (term expires in 1998)
 Barry S. Sternlicht  37  Trustee (term expires in 2000)
 B. Joseph White      50  Trustee (term expires in 2000)
 Richard G. Berry     53  Executive Vice President--Development
 Alan W. George       40  Executive Vice President--Acquisitions
 Edward J. Geraghty   48  Executive Vice President--Development and Asset
                          Management
 Michael J. McHugh    42  Executive Vice President, Chief Accounting Officer
                          and Treasurer
 David J. Neithercut  42  Executive Vice President and Chief Financial Officer
 Gregory H. Smith     46  Executive Vice President--Asset Management
 Bruce C. Strohm      43  Executive Vice President, General Counsel and
                          Secretary
 Frederick C. Tuomi   43  Executive Vice President--Property Management

  The following is a biographical summary of the experience of the trustees and executive officers of the Trust. Officers serve at the pleasure of the Board.

  Samuel Zell has been Chairman of the Board of the Trust since March 1993. Mr. Zell is chairman of the board of directors of Equity Group Investments, Inc., an owner, manager and financier of real estate and corporations ("EGI"), Jacor Communications, Inc., an owner and operator of radio stations ("Jacor"), American Classic Voyages Co., an owner and operator of cruise lines ("American Classic"), Anixter International Inc., a provider of integrated network and cabling systems ("Anixter"), and Manufactured Home Communities, Inc., a real estate investment trust ("Reit") specializing in the ownership and management of manufactured home communities ("MHC"). Mr. Zell is chairman of the board of trustees of Equity Office Properties Trust, a Reit specializing in the ownership and management of office buildings ("EOP"), and Capital Trust, a specialized finance company. He is a director of Fred Meyer, Inc., an owner and operator of supermarkets, Chart House Enterprises, Inc., an owner and operator of restaurants, Ramco Energy plc, an independent oil company based in the United Kingdom, and TeleTech Holdings, Inc., a provider of telephone and computer based customer care solutions.

  Douglas Crocker II has been a Trustee, Chief Executive Officer and President of the Trust since March 1993. Mr. Crocker is a director of Horizon Group Inc., an owner, developer and operator of outlet retail properties and has been a director of Wellsford Real Properties, Inc. ("WRP"), a publicly traded real estate merchant banking firm since its formation in June 1997. Mr. Crocker has been President and Chief Executive Officer of First Capital Financial Corporation, previously a sponsor of public limited real estate partnerships ("First Capital"), since December 1992 and a director of First Capital since January 1993. He was an Executive Vice President of Equity Financial and Management Company ("EF&M"), a subsidiary of EGI, providing strategic direction and services for EGI's real estate and corporate activities from November 1992 until March 1997.

  John W. Alexander has been a Trustee of the Trust since May 1993 and is the President of Mallard Creek Capital Partners, Inc., an investment company with interests in real estate and development entities. He is also a partner of Meringoff Equities, a real estate investment and development company, and is a director of Jacor.

  Stephen O. Evans has been Executive Vice President--Strategic Investments and Trustee of the Trust since December 23, 1997, the date of the merger ("Evans Merger") of Evans Withycombe Residential, Inc. ("Evans"), a multifamily property REIT, into the Trust. Prior to the Evans Merger, Mr. Evans served as the Chairman of the Board and Chief Executive Officer of Evans since its formation in May 1994. Mr. Evans founded Evans Withycombe, Inc., the predecessor of Evans, in 1977 and served as its Chairman of the Board and Chief Executive Officer from 1977 to 1994. Mr. Evans is a member of the National Multi-Housing Counsel, National Association for Real Estate Investment Trusts ("NAREIT"), Lambda Alpha, a national land economic fraternity, and the Urban Land Institute.

  Henry H. Goldberg has been a Trustee of the Trust since January 1995. Mr. Goldberg is Chairman of the Board, Chief Executive Officer and founder of The Artery Group, L.L.C., a diversified real estate company. Mr. Goldberg was the direct or indirect general partner (or an executive thereof) of four partnerships owning residential apartment communities and one commercial office building, each of which filed petitions under the Federal bankruptcy laws during 1993. Each of the partnerships is now out of bankruptcy through a reorganization plan agreed to by the project lender.

  Errol R. Halperin has been a Trustee of the Trust since May 1993. Mr. Halperin has been an attorney at Rudnick & Wolfe, a law firm, since 1979, serving as a senior partner and a member of such firm's policy committee since 1981, specializing in Federal income tax counseling and real estate and corporate transactions.

  James D. Harper, Jr. has been a Trustee of the Trust since May 1993. Mr. Harper is the President of JDH Realty Co., a real estate development and investment company, and is the principal partner in AH Development, S.E. and AH HA Investments, S.E., special limited partnerships formed to develop over 400 acres of land in Puerto Rico. He is a Trustee of EOP and a director of Burnham Pacific Properties Inc., a Reit that owns, develops and manages commercial real estate properties in California, and American Health Properties, Inc., a Reit specializing in health care facilities. Mr. Harper is also a trustee of the Urban Land Institute.

  Edward Lowenthal has been a Trustee of the Trust since June 1997. Mr. Lowenthal has been the President, Chief Executive Officer and director of WRP since its formation in January 1997 and had been the President and Chief Executive Officer and a trustee of Wellsford Residential Property Trust ("Wellsford"), a multifamily property Reit, since its formation in July 1992 until its merger with the Trust (the "Wellsford Merger") on May 30, 1997. Mr. Lowenthal is a director of United American Energy Corporation, a developer, owner and operator of hydroelectric and other alternative energy facilities, Corporate Renaissance Group, Inc., a mutual fund, Omega Healthcare, Inc., a healthcare Reit, and Great Lakes Reit, Inc., an office building Reit. He is also a member of the Board of Governors of NAREIT and a member of the New York bar.

  Jeffrey H. Lynford has been a Trustee of the Trust since June 1997. Mr. Lynford has been the Chairman of the Board, Secretary and director of WRP since its formation in January 1997 and had been the Chairman of the Board and Secretary of Wellsford since its formation in July 1992 until the Wellsford Merger, and was the Chief Financial Officer of Wellsford from July 1992 until December 1994. Mr. Lynford currently serves as a trustee emeritus of the National Trust for Historic Preservation and as a director of five mutual funds: Cohen & Steers Total Return Realty Fund, Inc., Cohen & Steers Realty Shares, Inc., Cohen & Steers Realty Income Fund, Inc., Cohen & Steers Special Equity Fund, Inc. and Cohen & Steers Equity Income Fund, Inc. He is also a member of the New York bar.

  Sheli Z. Rosenberg has been a Trustee of the Trust since March 1993. Ms. Rosenberg is Chief Executive Officer, President and a director of EGI and was a principal of the law firm of Rosenberg & Liebentritt, P.C., a law firm ("R&L"), from 1980 to 1997. Ms. Rosenberg is a trustee of Capital Trust and EOP and is a director of Jacor, American Classic, MHC, Anixter, CVS Corporation, a drugstore chain, Illinois Power Co., a supplier of electricity and natural gas in Illinois, and its parent holding company, Illinova Corp.

  Gerald A. Spector has been a Trustee and Executive Vice President of the Trust since March 1993 and Chief Operating Officer of the Trust since February 1995. Mr. Spector was Treasurer of the Trust from March 1993 through February 1995. From January 1973 until January 1996, Mr. Spector was an officer of EF&M, most recently serving as Vice President from November 1994 through January 1996. Mr. Spector was Executive Vice President and Chief Operating Officer of EF&M from September 1990 through November 1994. From January 1988 until January 1996, Mr. Spector was an officer of EGI, most recently serving as Vice President from November 1994 through January 1996. Mr. Spector was Executive Vice President and Chief Operating Officer of EGI from January 1991 through January 1994.

  Barry S. Sternlicht has been a Trustee of the Trust since May 1993. Mr. Sternlicht is Chief Executive Officer and President of Starwood Capital Group, L.P., a privately owned real estate investment firm. Mr. Sternlicht is Chairman of the Board and Chief Executive Officer of Starwood Hotels & Resorts Trust, a Reit specializing in the ownership of hotels. Mr. Sternlicht is Chairman of the Board of Starwood Financial Trust, a mortgage Reit, and a director of U.S. Franchise Systems, a hotel franchise company, and Starwood Hotel & Resorts Worldwide, which manages hotels owned by Starwood Hotels & Resorts Trust.

  B. Joseph White has been a Trustee of the Trust since May 1993. Mr. White is the Dean of the University of Michigan Business School. Mr. White is a director of Kelly Services, Inc., a temporary services firm, Gordon Food Service, Inc., a midwestern food distribution company, and the Cummins Engine Foundation, the philanthropic arm of Cummins Engine Co., a heavy duty engine manufacturer.

  Richard G. Berry has been Executive Vice President--Development of the Trust since the Evans Merger. Mr. Berry was a director of Evans since its formation in May 1994 until the Evans Merger and had been President and Chief Operating Officer of Evans from January 1997 until the Evans Merger. Mr. Berry had been Executive Vice President of Evans since May 1994 until December 1997 and served as the Executive Vice President of Evans Withycombe, Inc., (the predecessor of Evans) from 1992 until 1994.

  Alan W. George has been Executive Vice President--Acquisitions of the Trust since February 1997, Senior Vice President--Acquisitions of the Trust from December 1995 until February 1997 and Vice President--Acquisitions and asset manager of the Trust from December 1993 until December 1995. Mr. George was Vice President--Asset Management of Equity Assets Management, Inc. ("EAM"), a subsidiary of EGI providing real estate ownership services, from June 1992 to August 1993.

  Edward J. Geraghty has been Executive Vice President--Development and Asset Management since March 1, 1998. Mr. Geraghty was a Managing Director--Real Estate of The Travelers Insurance Company from January 1995 to March 1998. Mr. Geraghty was an officer of The Travelers Realty Investment Company, a subsidiary of The Travelers Insurance Company, from July 1989 to January 1995, most recently serving as an Executive Vice President from December 1992 to January 1995.

  Michael J. McHugh has been Executive Vice President of the Trust since January 1998 and Chief Accounting Officer and Treasurer of the Trust since February 1995. Mr. McHugh was Senior Vice President of the Trust from November 1994 until January 1998 and, from May 1990 until January 1995, Mr. McHugh was a Senior Vice President and Chief Financial Officer of First Capital.

  David J. Neithercut has been Executive Vice President and Chief Financial Officer of the Trust since February 1995. Mr. Neithercut had been Vice President--Financing of the Trust from September 1993 until February 1995. Mr. Neithercut was a Senior Vice President--Finance of EGI from January 1995 until February 1995. He was a Vice President--Finance of EAM from October 1990 until December 1994.

  Gregory H. Smith has been Executive Vice President--Asset Management of the Trust since December 1994. Mr. Smith was a Senior Vice President of Strategic Realty Advisors, Inc., a real estate and advisory company, from January 1994 until December 1994. Mr. Smith was employed at VMS Realty Partners, a sponsor of public and private real estate limited partnerships, from June 1989 until December 1993, most recently serving as First Vice President.

  Bruce C. Strohm has been Executive Vice President and General Counsel of the Trust since March 1995 and Secretary since November 1995. Mr. Strohm was a Vice President of the Trust from March 1993 through March 1995 and an Assistant Secretary of the Trust from March 1995 through November 1995. Mr. Strohm was a Vice President of R&L from January 1988 to March 1995, most recently serving as a member of the firms management committee.

  Frederick C. Tuomi has been Executive Vice President--Property Management of the Trust since January 1994. Mr. Tuomi had been President of RAM Partners, Inc., a subsidiary of Post Properties, Inc., a Reit, from March 1991 to January 1994.

MEETINGS AND COMMITTEES OF THE BOARD OF TRUSTEES

  Meetings: During the year ended December 31, 1997, the Board held 19 meetings. Each of the present trustees attended over 75% of the total number of meetings of the Board and of its committees which they were eligible to attend, except Mr. Sternlicht who attended approximately 57% of the meetings and Mr. Lynford who attended approximately 67% of the meetings. There are three standing committees of the Board: the Executive Committee, the Compensation Committee and the Audit Committee, which are described below.

  Executive Committee: The Executive Committee is comprised of Messrs. Alexander, Crocker and Zell. The Executive Committee has the authority within certain parameters to acquire, dispose of and finance investments for the Trust (including the issuance of additional limited partnership interests ("OP Units") in ERP Operating Limited Partnership (the "Operating Partnership")). The Executive Committee held four meetings in 1997.

  Compensation Committee: The Compensation Committee, which is comprised entirely of trustees who are not officers or employees of the Trust, is comprised of Messrs. Halperin and Harper and Ms. Rosenberg. Mr. Harper is the Chairman. The Compensation Committee reviews and makes recommendations concerning proposals by management with respect to compensation, bonuses, employment agreements and other benefits and policies respecting such matters for the executive officers of the Trust. The Compensation Committee held five meetings in 1997.

  Audit Committee: The Audit Committee, which is comprised entirely of trustees who are not officers or employees of the Trust, is comprised of Messrs. White, Alexander, Halperin and Goldberg. Mr. White is the Chairman. Mr. Sternlicht resigned as a member of the Audit Committee on November 18, 1997. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with the independent public accountants, approves professional services provided by the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Trust's internal accounting controls. The Audit Committee held four meetings in 1997.

COMPENSATION OF TRUSTEES

  Trustees who are not employees of the Trust received an annual fee in 1997 of $40,000 for serving as trustees. In addition, trustees who serve on the Audit Committee, the Executive Committee or the Compensation Committee receive an additional $1,000 per annum for each committee on which they serve. Committee chairs receive an additional $500 per annum. The Trust also reimburses the trustees of each committee for travel expenses incurred in connection with their activities on behalf of the Trust. Each trustee is also granted options to purchase 5,000 Common Shares at the fair market value of the Trust's Common Shares at the close of business on the date of the first trustees' meeting following each annual meeting of Shareholders. These options vest in approximately equal installments six months, one year and two years from the date of grant.

  The Trust has adopted an optional deferred compensation plan for its non-employee trustees, pursuant to which these trustees may take any percentage of their annual trustees' compensation they desire in the form of cash, which is placed in a Supplemental Retirement Savings Plan on a tax deferred basis and used to purchase Common Shares under the Trust's 1996 Non-Qualified Employee Share Purchase Plan. Each trustee is immediately 100% vested in his/her Common Shares and is allowed to commence withdrawals over a one-to-ten year period following termination of his/her trusteeship. Each trustee has elected to join the deferred compensation plan and defer the taxation of all of the trustee's fees they receive.

                  SHARE OWNERSHIP OF TRUSTEES AND MANAGEMENT

  The following table sets forth, as of March 1, 1998, information regarding the beneficial ownership of the Trust's Common Shares by each trustee of the Trust, the Trust's five most highly compensated executive officers at year end, and the trustees and all executive officers as a group.

                                 NUMBER OF     SHARES UPON           PERCENT OF
                                  COMMON       EXERCISE OF             COMMON
NAME                             SHARES(1)     OPTIONS(2)  TOTAL(1)  SHARES(1)
----                             ---------     ----------- --------- ----------
Samuel Zell..................... 3,141,179(3)     220,000  3,361,179    3.41%
Douglas Crocker II..............   212,194(4)     332,500    544,694       *
Stephan O. Evans................   987,632(5)           0    987,632    1.02%
Gerald A. Spector...............    59,835(6)     179,251    239,086       *
John W. Alexander...............     1,226         20,001     21,227       *
Henry H. Goldberg...............   398,119(7)      10,001    408,120       *
Errol R. Halperin...............     4,418(8)      20,001     24,419       *
James D. Harper, Jr.............     3,210         20,001     23,211       *
Edward Lowenthal................   109,450(9)       1,667    111,117       *
Jeffrey H. Lynford..............    81,136          1,667     82,803       *
Sheli Z. Rosenberg..............    17,522(10)     93,667    111,189       *
Barry S. Sternlicht............. 1,834,518(11)     20,001  1,854,519    1.90%
B. Joseph White.................     6,007         20,001     26,008       *
Alan W. George..................     9,694         44,999     54,693       *
Gregory Smith...................     8,625         59,999     68,624       *
Frederick C. Tuomi..............    16,925         84,999    101,924       *
Trustees and Executive Officers
 as a group
 (21 persons)................... 6,967,838      1,365,587  8,333,425    8.18%

--------
*  Less than 1%.
  (1) Assumes that all OP Units and the Trust's Convertible Preferred Shares of Beneficial Interest ("Convertible Shares") held by the person are exchanged for Common Shares, that none of the OP Units or Convertible Shares held by other persons are so exchanged, that all options exercisable within sixty days of March 1, 1998 to acquire Common Shares held by the person are exercised and that no options to acquire Common Shares held by other persons are exercised.
  (2) Reflects Common Shares which may be acquired within 60 days after March 1, 1998 through the exercise of share options.
  (3) Includes 2,499,043 OP Units which are exchangeable on a one-for-one basis into 2,499,043 Common Shares. Also includes 30,000 Common Shares beneficially owned by the Samuel Zell Foundation. Mr. Zell disclaims beneficial ownership of 634,949 Common Shares (assuming the exchange of 604,949 OP Units) because the economic benefits with respect to such Common Shares are attributable to other persons.
  (4) Includes 8,825 Common Shares beneficially owned by Mr. Crocker's spouse, as to which Mr. Crocker disclaims beneficial ownership. Also includes 175,000 Common Shares beneficially owned by MWC Partners, L.P., an Illinois limited partnership ("MWC") of which Mr. Crocker is the sole general partner. The sole limited partner of MWC is a trust created for the benefit of Mr. Crocker's wife and Mr. Crocker's children.
  (5) Includes 904,066 OP Units which are exchangeable on a one-for-one basis into 904,066 Common Shares.
  (6) Includes 35,142 Common Shares beneficially owned by Mr. Spector's spouse, and 2,200 Common Shares beneficially owned by Mr. Spector as custodian for his minor children, as to all of which Mr. Spector disclaims beneficial ownership. Also includes 1,683 OP Units which are exchangeable on a one-for-one basis into 1,683 Common Shares.

  (7) Includes 263,347 OP Units held by Mr. Goldberg, which are exchangeable on a one-for-one basis into 263,347 Common Shares; 48,078 OP Units held by Mr. Goldberg's spouse, which are exchangeable on a one-for-one basis into 48,078 Common Shares; and 75,714 OP Units held by GGL Investment Partners #1 ("GGL"), a Maryland general partnership, which are exchangeable on a one-for-one basis into 75,714 Common Shares. Mr. Goldberg is a general partner of GGL with a 66.67% percentage interest. Mr. Goldberg disclaims beneficial ownership of the interests held by his spouse and 33.33% of the interests held by GGL.
  (8) Includes 1,000 Common Shares beneficially owned by Mr. Halperin's spouse, as to which Mr. Halperin disclaims beneficial ownership.
  (9) Includes 726 Common Shares beneficially owned by Mr. Lowenthal's spouse, as to which Mr. Lowenthal disclaims beneficial ownership.
  (10) Includes 1,528 OP Units which are exchangeable on a one-for-one basis into 1,528 Common Shares. Ms. Rosenberg is a trustee of certain trusts created for the benefit of Mr. Zell and his family. Such trusts are indirect owners of certain partnerships or limited liability companies which own Common Shares and/or OP Units which are exchangeable on a one-for-one basis into Common Shares. Ms. Rosenberg disclaims beneficial ownership of such Common Shares and OP Units indirectly beneficially owned by Mr. Zell's trusts.
  (11) Includes 1,831,943 OP Units which are exchangeable on a one-for-one basis into 1,831,943 Common Shares. Mr. Sternlicht may be deemed to be the beneficial owner of the 1,831,943 Common Shares (assuming exchange of 1,831,943 OP Units) because Mr. Sternlicht controls or shares control of the power to vote and invest such Common Shares. Mr. Sternlicht disclaims beneficial ownership of 1,555,955 Common Shares (assuming the exchange of 1,555,955 OP Units).

                 SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

  The following table sets forth information as of December 31, 1997, with respect to persons who were known by the Trust to be the beneficial owner of more than 5% of the Trust's outstanding Common Shares as of such date.

                                                 AMOUNT AND NATURE
                                                   OF BENEFICIAL     PERCENT OF
     NAME AND ADDRESS OF BENEFICIAL OWNER          OWNERSHIP(1)       CLASS(1)
     ------------------------------------        -----------------   ----------
FMR Corp.(2)
  82 Devonshire Street
  Boston, MA 02109                                   9,343,434         10.49%
The Prudential Insurance Company of America(3)
  Prudential Plaza
  751 Broad Street
  Newark, NJ 07102                                   5,917,866          6.64%
Princeton Services, Inc.(4)
  c/o Merrill Lynch Growth Fund
  800 Scudders Mill Road
  Plainsboro, NJ 08536                               5,500,100          6.17%
Samuel Zell and Ann Lurie and entities
 controlled by or established for the
 benefit of Samuel Zell and/or Ann Lurie(5)
  Two North Riverside Plaza
  Chicago, IL 60606                                  4,900,084          5.28%

--------
(1) Assumes that all OP Units and the Trust's Convertible Shares held by the person are exchanged for Common Shares, that none of the OP Units or Convertible Shares held by other persons are so exchanged, that all options exercisable within sixty days of December 31, 1997 to acquire Common Shares held by the person are exercised and that no options to acquire Common Shares held by other persons are exercised.

(2) Pursuant to a Schedule 13G filed with the Securities and Exchange Commission ("SEC"), FMR Corp. may have direct or indirect voting and/or investment discretion over these Common Shares which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. The combined holdings of these entities have been reported for administrative convenience.

(3) Pursuant to a Schedule 13G filed with the SEC, The Prudential Insurance Company of America ("Prudential") may have direct or indirect voting and/or investment discretion over these Common Shares which are held for its general account and for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. The combined holdings of these entities have been reported for administrative convenience.

(4) Pursuant to a Schedule 13G filed with the SEC, Princeton Services, Inc., a parent holding company, has shared voting power and shared disposition power with Merrill Lynch Asset Management, L.P., a registered investment advisor, and Merrill Lynch Growth Fund, a registered investment company. The combined holdings of these entities have been reported for administrative convenience.

(5) Includes 3,436,060 OP Units which are exchangeable on a one-for-one basis into 3,436,060 Common Shares. Also includes 30,000 Common Shares beneficially owned by the Samuel Zell Foundation. Mr. Zell disclaims beneficial ownership of 2,175,450 Common Shares (assuming the exchange of 1,541,966 OP Units) because the economic benefits with respect to such Common Shares are attributable to other persons. Ms. Lurie disclaims beneficial ownership of 2,755,303 Common Shares (assuming the exchange of 1,894,763 OP Units) because the economic benefits with respect to such Common Shares are attributable to other persons.

                            EXECUTIVE COMPENSATION

  The following tables show compensation for services to the Trust of the persons who during 1997 were the Chief Executive Officer and the other four most highly compensated executive officers.

                          SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                               ---------------------------- -------------------------------
                                                                   AWARDS          PAYOUTS
                                                            --------------------- ---------
                                                                         SHARES
                                                            RESTRICTED UNDERLYING LONG-TERM
                                               OTHER ANNUAL   SHARE     OPTIONS   INCENTIVE  ALL OTHER
        NAME AND               SALARY   BONUS  COMPENSATION  AWARD(S)   GRANTED    PAYOUTS  COMPENSATION
   PRINCIPAL POSITION     YEAR ($)(1)  ($)(2)      ($)        ($)(3)     (#)(4)      ($)       ($)(5)
   ------------------     ---- ------  ------  ------------ ---------- ---------- --------- ------------
Douglas Crocker II,       1997 500,000 625,000    4,050      624,976    457,500        0       9,600
President and Chief       1996 500,000 325,013    4,050      324,987    105,000        0       9,000
Executive Officer         1995 401,346 200,020        0      199,980     30,000        0       8,955
Gerald A. Spector,        1997 375,000 287,500    1,872      287,500    192,500        0       9,600
Executive Vice President
and                       1996 360,000 200,011    1,786      199,989     80,000        0       9,000
Chief Operating Officer   1995 300,000 100,010        0       99,990     55,000        0       6,528
Frederick C. Tuomi,       1997 250,000 125,000      408      124,995     25,000        0       9,600
Executive Vice Presi-
dent--                    1996 235,000  62,501      377       62,499     40,000        0       9,000
Property Management       1995 225,000  40,016        0       39,984     25,000        0       8,192
Gregory H. Smith,         1997 250,000 125,000      696      124,995     25,000        0       9,600
Executive Vice Presi-
dent--                    1996 225,000  62,501      609       62,499     40,000        0       9,000
Asset Management          1995 196,827  31,000        0       31,000     15,000        0           0
Alan W. George,           1997 200,000 137,500      198      137,465     25,000        0       9,600
Executive Vice Presi-
dent--                    1996 140,000  62,501      118       62,499     17,500        0       9,000
Acquisitions              1995 115,000  17,500        0       17,486      5,000        0       5,481

--------
(1) Compensation deferred at the election of named officers is included in the category and year it would have otherwise been reported had it not been deferred.
(2) Cash bonuses are reported in the year earned, even if paid in a subsequent year.
(3) The named executives received restricted Common Shares as one-half of their annual bonuses, which Common Shares vest upon completion of two years of continuous employment following the date of grant. The dollar amount shown equals the number of restricted Common Shares granted multiplied by the fair market value of the Common Shares on the grant date (i.e., 1997--$50.6875; 1996--$41.50 and 1995--$29.75). This valuation does not take into account the diminution in value attributable to the restrictions applicable to the Common Shares. Distributions are paid on all restricted Common Shares at the same rate as on unrestricted Common Shares. The total number of restricted Common Shares awarded each named executive officer for the 1997, 1996 and 1995 years, respectively, were:
    Mr. Crocker--12,330, 7,831 and 6,722; Mr. Spector--5,672, 4,819 and 3,361;
    Mr. Tuomi--2,466, 1,506, and 1,344; Mr. Smith--2,466, 1,506 and 1,042 and
    Mr. George--2,712, 1,506 and 571. As of December 31, 1997, the number and value of total restricted Common Shares held by the above officers is: Mr. Crocker (20,161 shares; $1,019,390); Mr. Spector (10,491 shares;
    $530,451); Mr. Tuomi (3,972 shares; $200,834); Mr. Smith (3,972 shares;
    $200,834); and Mr. George (4,208 shares; $213,272).
(4) Shares underlying options are reported in the year granted.
(5) Includes employer matching and profit-sharing contributions to the Trust's 401(k) Advantage Retirement Savings Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                        POTENTIAL REALIZABLE
                                                                          VALUE AT ASSUMED
                                                                        ANNUAL RATES OF SHARE
                                                                         PRICE APPRECIATION
                                       INDIVIDUAL GRANTS                 FOR OPTION TERM(1)
                         ---------------------------------------------- ---------------------
                         NUMBER OF
                           SHARES     % OF TOTAL    EXERCISE
                         UNDERLYING OPTIONS GRANTED OR BASE
                          OPTIONS   TO EMPLOYEES IN  PRICE   EXPIRATION
NAME                     GRANTED(2)      1997        ($/SH)     DATE    5% ($)(3)  10% ($)(4)
----                     ---------- --------------- -------- ---------- ---------- ----------
Douglas Crocker II......  452,500        22.64       41.50    01/28/07  11,809,854 29,928,491
                            5,000          .25       51.50    08/04/07     161,940    410,388
Gerald A. Spector.......  187,500         9.38       41.50    01/28/07   4,893,586 12,401,308
                            5,000          .25       51.50    08/04/07     161,940    410,388
Frederick C. Tuomi......   25,000         1.25       41.50    01/28/07     652,478  1,653,507
Gregory H. Smith........   25,000         1.25       41.50    01/28/07     652,478  1,653,507
Alan W. George..........   25,000         1.25       41.50    01/28/07     652,478  1,653,507

--------
(1) The dollar amounts under these columns reflect the 5% and 10% rates of compounded annual appreciation set by the SEC over the ten year option term, and are not intended to forecast possible future appreciation of the Trust's Common Share price. No gain to the optionee is possible without an increase in Common Share price which would benefit all Shareholders as well.
(2) All options are granted at the fair market value of the Common Shares at the date of grant. Options granted are for a term of not more than ten years from the date of grant and vest in equal amounts over three years, with the exception of the 5,000 options granted annually to each trustee, which vest 1,667 shares six months after the grant date, 1,667 shares one year after the grant date and 1,666 shares two years after the grant date.
(3) A 5% per year compounded appreciation in Common Share price from $41.50 per share yields $67.60 per Common Share, and from $51.50 per Common Share yields $83.89 per Common Share.
(4) A 10% per year compounded appreciation in Common Share price from $41.50 per Common Share yields $107.64 per Common Share, and from $51.50 per Common Share yields $133.58 per Common Share.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                               NUMBER OF
                                           SHARES UNDERLYING      VALUE OF
                                              UNEXERCISED    UNEXERCISED IN-THE-
                                              OPTIONS AT      MONEY OPTIONS AT
                        SHARES     VALUE   DECEMBER 31, 1997  DECEMBER 31, 1997
                     ACQUIRED ON  REALIZED (#) EXERCISABLE/   ($) EXERCISABLE/
NAME                 EXERCISE (#)  ($)(1)    UNEXERCISABLE    UNEXERCISABLE(2)
----                 ------------ -------- ----------------- -------------------
Douglas Crocker II.     15,000    375,000   171,666/500,834  3,784,460/5,027,882
Gerald A. Spector..       0          0       90,167/260,833  2,004,493/3,145,569
Frederick C. Tuomi.       0          0       54,999/60,001   1,212,372/968,564
Gregory H. Smith...       0          0       33,333/56,667     739,159/887,090
Alan W. George.....       0          0       29,166/38,334     671,078/502,827

--------
(1) Represents the market value of a Common Share on the exercise date of October 27, 1997 ($51.00) less the exercise price of the option.
(2) Represents the market value of a Common Share at December 31, 1997 ($50.5625) less the exercise price of in-the-money options.

                       LONG-TERM INCENTIVE PLANS/AWARDS
                                    IN 1997

                                                    NUMBER OF PERFORMANCE PERIOD
NAME                                                 SHARES    UNTIL MATURATION
----                                                --------- ------------------
Douglas Crocker II.................................  45,000    January 7, 2001
Gerald A. Spector..................................  20,000    January 7, 2001
Frederick C. Tuomi.................................   6,500    January 7, 2001
Gregory H. Smith...................................   6,500    January 7, 2001
Alan W. George.....................................   6,500    January 7, 2001

  This table identifies the target number of performance units awarded under the Trust's Performance Based Restricted Share Plan (the "Performance Based Plan") in January 1998 for services rendered during 1997. The executive officers have the opportunity to earn up to 225% of the target amount of units which will be payable in an equal amount of Common Shares. The owners of performance units have no right to vote, receive dividends or transfer the units until Common Shares therefor are issued. The number of Common Shares the executive receives on the third anniversary of the grant date will be calculated based upon the following schedule:

If the Trust's Average Annual Return
 (share appreciation and
 distributions) from the date of the
 award to the third anniversary is:   0-9% 9-9.9%  10%  11%  12%  13%  14%  15%
The executive will receive Common
 Shares equal to the target number
 of units times the following
 payment percentage:                    0%    50% 100% 115% 135% 165% 190% 225%

  Fifty percent of the Common Shares to which an executive under the Performance Based Plan may be entitled will vest on the third anniversary of the award; 25% will vest on the fourth anniversary and the remaining 25% will vest on the fifth anniversary. The executive's rights under the Common Shares will also fully vest upon the employee's death, disability or upon the change of control of the Trust.

  Notwithstanding anything to the contrary set forth in any of the Trust's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report on Executive Compensation presented below and the Performance Graph following such report shall not be incorporated by reference into any such future filings.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board consists of the independent trustees of the Trust listed below. The Committee's functions include the review and approval of the Trust's executive compensation structure and overall benefits program. The purpose of the Trust's executive compensation program is to establish and maintain a performance and achievement oriented environment throughout the Trust so that the interests of its executives are aligned with the interests of the Trust's shareholders. The program is designed so that executives may earn higher than average total compensation (base salary plus bonus) for above-average job performance. At the end of 1997, the Trust engaged the services of two independent compensation consulting firms, Ferguson Partners and The Hay Group, to advise the Trust as to the appropriate methods and amounts of compensation for its executive officers. There are four major components of the Trust's executive compensation program: (i) base salary; (ii) bonuses; (iii) performance based shares; and (iv) share option awards. Each of these components is discussed further below.

  Base Salary. The Trust's overall salary structure is reviewed annually, using outside executive compensation surveys of the real estate industry in general and Reits in particular, to ensure that it remains competitive. Positions are classified within the salary structure on the basis of assigned responsibilities and on an evaluation of the latest survey information available, as to appropriate compensation levels. Individual base salaries are reviewed at least annually. Salary increases are granted based on each executive's performance as well as such executive's position in the applicable salary range.

  Bonus. The objectives underlying the Trust's bonus program are to more closely link bonus awards to value added for the Trust's Shareholders and promote a culture of performance and ownership among the Trust's managers. Executive officers' mid-term incentives are accomplished by tying the executive officers' performance to the continued performance of the Trust. The Trust accomplishes this by awarding the Chief Executive Officer and each other executive officer some or all of his or her bonus, as determined by the Compensation Committee, in restricted Common Shares or Common Share equivalents, which shares vest two years from the date of grant. The Compensation Committee believes that having its executive officers "invest" a portion of their bonuses in Common Shares or Common Share equivalents facilitates better alignment of the executive officer's compensation with the performance of the Trust's Common Shares.

  The long-term incentives for executive officers are in the form of performance-based restricted shares and share option grants.

  Performance Based Restricted Share Plan. The Performance Based Plan is designed to focus the Trust's key employees eligible under this plan on achieving a high level of total return (i.e., share appreciation and distributions) to the Trust's Shareholders, and to encourage such key employees to continue their employment with the Trust. Under this plan, awards will be made to certain executive officers on an annual basis by setting a target number of Common Shares for each executive. The employee will be eligible to receive from 0% to 225% of the target number of Common Shares, based on the Trust's average return (as heretofore described) received by Shareholders during the three-year period following the award. The number of Common Shares an executive will receive will be fixed and determined and then issued (subject to the five-year vesting formula previously discussed) to the executive beginning on the third anniversary of the grant of award. It is anticipated that awards will be made on an annual basis so that by the fifth year of an award, each executive will have vested and unvested rights in each of the previous five awards.

  Share Options. The Compensation Committee recognizes that while the bonus program provides rewards for positive short-term and mid-term performance, the interests of Shareholders are also served by giving key employees the opportunity to participate in the appreciation of the Trust's Common Shares through the granting of share options. The Compensation Committee believes that over an extended period of time, share performance will, to a meaningful extent, reflect executive performance and that such arrangements further reinforce management goals and incentives to achieve Shareholder objectives. The Share Options vest over a period of three years at a rate of one-third of such grant each year, thereby encouraging the retention of key employees who receive awards. The amount of Share Options awarded each executive was determined utilizing the aforementioned executive compensation surveys and an assessment of the executive officer's achieved performance goals and objectives.

  Based on the executive compensation surveys and the Trust's financial performance in 1997, the Compensation Committee believes that the salary, bonus, performance shares and option grants of Mr. Crocker, the Chief Executive Officer and President of the Trust, are fair and competitive and that the Trust's overall executive compensation ranks in the upper quartile among the general real estate industry and among Reits. This ranking correlates with the excellent financial performance of the Trust in 1997. The Trust accomplished its main goals in 1997 by increasing its net income and funds from operations ("FFO") per Common Share, strengthening its balance sheet, increasing its portfolio size and continuing the diversification of its portfolio across the United States, thereby providing stability in cash flows and insulation against regional economic downturns.

  During Mr. Crocker's tenure as Chief Executive Officer and President, the Trust has become the largest owner and operator of multifamily properties and has the largest market capitalization of all multifamily Reits and among the largest market capitalization of all Reits. The key performance measure the Compensation Committee used to determine Mr. Crocker's 1997 compensation was the continued execution of the Trust's growth strategy in 1997 while simultaneously maintaining excellent financial operating results. The Trust's financial performance in 1997 was in the top quartile in almost every financial category, when compared to other multifamily Reits, due in large part to Mr. Crocker's leadership, foresight and experience. The Committee notes the following factors in support of its conclusion:

  . An 18% increase in FFO per Common Share over 1996, compared with the average multifamily Reit increase of 9%;

  . Excellent "same store" operating results with such properties achieving a 5.9% increase in net operating income over 1996;

  . Distributions per Common Share of $2.545, a 6.3% increase over 1996 while simultaneously lowering the Trust's distribution pay-out ratio;

  . A 29% total return (share appreciation and distributions) to the Trust's
    Shareholders in 1997 compared with the average multifamily Reit total return of 20%;

  . Total market capitalization of $9 billion, an increase of $4.8 billion over year-end 1996;

  . Acquisition of 252 properties with 68,830 units in 1997 representing an investment of $4.1 billion: 33,878 units through property acquisitions, 19,004 units in the Wellsford Merger and 15,948 units in the Evans Merger;

  . Increases in investment grade credit ratings on the Operating
    Partnership's unsecured debt from Moody's (A3); S&P (BBB+) and Duff & Phelps (A-); and

  . Mr. Crocker's recognition as Multifamily Property Executive of the Year by Commercial Property News and Outstanding CEO of the Year by Realty Stock Review.

  Based on the Trust's excellent corporate performance in 1997, the Compensation Committee believes that the compensation program properly rewards its executive officers for achieving improvements in the Trust's performance and serving the interest of its Shareholders.

  Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code"), generally disallows a Federal income tax deduction for compensation in excess of $1 million paid in any year to any of the Trust's executive officers listed in the Summary Compensation Table who are employed by the Trust on the last day of a taxable year. Section 162(m), however, does allow a deduction for payments of "performance based" compensation, the material terms of which have been approved by Shareholders. Awards under the Trust's Award Plan may, but need not, satisfy the requirements of Section 162(m). The Trust believes that because it qualifies as a Reit under the Code and therefore is not subject to Federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will not affect the Trust's taxable income, although to the extent that compensation does not qualify for deduction under
Section 162(m), a larger portion of Shareholder distributions may be subject to Federal income taxation as dividend income rather than return of capital. The Trust does not believe that Section 162(m) will materially affect the taxability of Shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax portion of individual Shareholders.

                                          Respectfully submitted,

                                          James D. Harper, Jr., Chairman
                                          Errol R. Halperin
                                          Sheli Z. Rosenberg

                               PERFORMANCE GRAPH

  Set forth below is a graph that compares the cumulative total returns of the Trust, the Standard and Poor's ("S&P") 500 Stock Index and the index of equity Reits prepared by NAREIT since August 11, 1993, the date of commencement of the Trust's initial public offering. The performance graph assumes an investment of $100 in each of the Trust and the two indexes on August 11, 1993 and the reinvestment of all dividends. The NAREIT equity index includes all Reits which derive more than 75% of their income from equity investments in real estate assets and are listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market.

                      CUMULATIVE TOTAL SHAREHOLDER RETURN

                       [PERFORMANCE GRAPH APPEARS HERE]

            Aug-93     Dec-93     Dec-94     Dec-95     Dec-96     Dec-97
EQR          100        125        126        139        200        258
S&P 500      100        105        107        147        181        240
NAREIT       100         97        100        116        156        188

            EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

  Deferred Compensation Agreements. To encourage Mr. Crocker and Mr. Spector to remain in the employ of the Trust, the Board has entered into Deferred Compensation Agreements with Mr. Crocker and Mr. Spector. Mr. Crocker's Deferred Compensation Agreement, entered into in 1996, provides Mr. Crocker with a salary benefit after the termination of his employment with the Trust. If Mr. Crocker's employment is terminated by the Trust without cause or voluntarily by Mr. Crocker after age 65, he would be entitled to annual deferred compensation for a ten year period commencing on the termination date in an amount equal to his average annual base compensation (before bonus) for the prior five calendar years, multiplied by a percentage equal to 10% per each year since December 31, 1995. In the event Mr. Crocker's employment is terminated as a result of his death, permanent disability or incapacity, he would be entitled to a similar amount except that the annual percentage would be 15%, not 10%. Should Mr. Crocker be terminated for cause or should he choose to leave voluntarily prior to age 65, without good reason, he would not be entitled to any deferred compensation.

  Mr. Spector's Deferred Compensation Agreement, entered into in 1997, provides Mr. Spector with a salary benefit after the termination of his employment with the Trust. If Mr. Spector's employment is terminated by the Trust without cause or voluntarily by Mr. Spector after age 65, he would be entitled to annual deferred compensation for a 15-year period commencing on the termination date in an amount equal to 75% of his average annual base compensation (before bonus) for the prior five calendar years, multiplied by a percentage equal to 6.67% per each year since December 31, 1996. In the event Mr. Spector's employment is terminated as a result of his death, permanent disability or incapacity, he would be entitled to a similar amount except that the annual percentage would be 10%, not 6.67%. Should Mr. Spector be terminated for cause or should he choose to leave voluntarily prior to age 65, without good reason, he would not be entitled to any deferred compensation.

  Share Distributions Agreement. In January 1996, Mr. Crocker was issued options to purchase 100,000 Common Shares, which options vest over a three-year period and are effective for ten years. The Trust also entered into a Share Distributions Agreement with Mr. Crocker with respect to such options for Mr. Crocker in 1996. Pursuant to the terms of this agreement, upon the exercise of any of these options, Mr. Crocker is entitled to a cash payment in an amount equal to the total amount of Common Share distributions that would have been paid on said Common Shares being exercised had he owned said Common Shares for the period from January 18, 1996 until the date of the exercise of the options in question. This agreement is not affected by Mr. Crocker's death or termination of employment with the Trust.

  Consulting Agreements. In connection with the Wellsford Merger, in May 1997, Messrs. Lynford and Lowenthal each executed a consulting agreement with the Operating Partnership. Each consulting agreement has a term of five years from May 30, 1997, the closing date of the Wellsford Merger. Pursuant to the consulting agreements, each of Messrs. Lynford and Lowenthal will serve as a senior management consultant to the Operating Partnership and will receive compensation at the rate of $200,000 per year plus reimbursement for reasonable out-of-pocket expenses.

  In connection with the Evans Merger, in December 1997, Mr. Evans executed a Consulting Agreement with an affiliate of the Operating Partnership. The consulting agreement has a term of two years and expires on December 31, 1999. Pursuant to the consulting agreement, Mr. Evans will serve as a senior management consultant to the Operating Partnership and will receive compensation at the rate of $225,000 per year. Mr. Evans also received an option to purchase 115,500 Common Shares that will vest in three equal annual installments and will have an exercise price equal to $50.125 per Common Share. Mr. Evans is also eligible to participate in all of the Trust's employee benefit plans in which persons in comparable positions participate, effectively treating Mr. Evans as an employee.

  Several of the Trust's employment benefit plans provide for enhanced employee benefits upon a "change in control" of the Trust. A change of control will generally be deemed to have occurred upon a third party's acquisition of 50% or more of the Trust's stock, whether through purchase, merger or consolidation or a sale of all or substantially all of the assets of the Trust. In general, upon a change in control, all share options, restricted shares and performance based shares become immediately vested.

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

  The Compensation Committee members are Messrs. Harper, Halperin and Ms. Rosenberg. For a description of certain transactions between the Trust and Compensation Committee members or their affiliates, see "Certain Relationships and Related Transactions."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  EGI or certain of its affiliated entities provide the Trust with certain services with respect to certain aspects of the Trust's business, including, but not limited to, real estate tax evaluation services, and office facility services. The Audit Committee annually reviews the rates charged by EGI for services rendered to the Trust. Amounts incurred for these services amounted to approximately $890,200 for the year ended December 31, 1997.

  R&L, a law firm in which Ms. Rosenberg was a principal through September 1997, provides legal services to the Trust and certain of its subsidiaries. Amounts incurred for these services amounted to $1,463,160 for the year ended December 31, 1997. The Trust has also engaged Seyfarth, Shaw, Fairweather & Geraldson, a law firm in which Ms. Rosenberg's husband is a partner, and Rudnick & Wolfe, a law firm in which Mr. Halperin is a partner, to perform legal services for it from time to time.

  The Trust occupies office space at various office buildings which are owned and/or managed by EOP. Amounts incurred for such office space in 1997 were $912,200. The Riverside Agency, Inc., an affiliate of Mr. Zell, provides insurance brokerage services (including reimbursements for insurance premiums) to the Trust. For the year ended December 31, 1997, the Trust incurred fees of $320,200, which amount primarily represented reimbursement for insurance claim losses. Multifamily residential communities owned by various affiliates of Mr. Zell and Mr. Goldberg are also managed by the Trust. The Trust received approximately $5.7 million in property and asset management fees from such affiliates for the year ended December 31, 1997.

  Mr. Goldberg is a two-thirds owner and chairman of the board of directors of Artery Property Management, Inc. ("APMI"), a real estate property management company. In connection with the acquisition of certain properties from Mr. Goldberg and his affiliates during 1995, the Operating Partnership made a loan to APMI of $15,212,000 evidenced by two notes and secured by 465,545 OP Units. The largest aggregate amount of indebtedness outstanding under the loan at any time during 1997 and the amount outstanding as of December 31, 1997 was $15,212,000. The first note issued in the amount of $1,056,000 accrues interest at the prime rate plus 3 1/2% per annum. The second note issued in the amount of $14,156,000 bears interest equal to approximately $300,000 per year plus the amount of distributions payable on 433,230 of the OP Units pledged as collateral for this loan.

  Mr. Tuomi borrowed $100,000 from the Trust in 1994 related to his purchase of a home in the Chicago area. The loan bears interest at 30-day London Interbank Offered Rate ("LIBOR") plus 2% with interest due quarterly. The largest principal amount owed in 1997 was $72,000 and the principal balance at December 31, 1997 was $72,000. The loan is payable in equal principal installments of $18,000 over five years.

  Mr. Crocker borrowed $140,000 from the Trust in April 1996 related to the payment of a tax liability incurred. The loan bears interest at 30-day LIBOR plus 2%. The largest principal amount owed in 1997 was $140,000 and the principal balance at December 31, 1997 was $140,000. The loan was paid in full in February 1998.

  Mr. Crocker borrowed $564,000 from the Trust during 1996. The loan bears interest at 30-day LIBOR plus 2% with interest due quarterly. The largest principal amount owed in 1997 was $564,000 and the principal balance at December 31, 1997 was $483,420. Payment is secured by a pledge of Mr. Crocker's Common Shares. The loan is payable in equal principal installments of $80,570 over seven years commencing March 15, 1997.

  Mr. George borrowed $100,000 from the Trust in December 1997 related to home improvements. The loan bears interest at 30-day LIBOR plus 2% with interest due monthly in 1998. The largest principal amount owed in 1997 was $100,000 and the principal balance due at December 31, 1997 was $100,000. Payment is secured by a pledge of Mr. George's Common Shares and options to purchase Common Shares. Payments of principal are due in the amount of $30,000 on each of April 1, 1999 and April 1, 2000; and $40,000 on April 1, 2001.

  The executive officers listed below are indebted to the Trust as a result of purchasing Common Shares from the Trust in June 1994. The loans accrue interest, payable quarterly in arrears, at the applicable federal rate, as defined in the Code in effect at the date of each loan. The loans are due and payable on the first to occur of the date in which the individual leaves the Trust, other than by reason of death or disability, or the respective loan's due date. The loans are recourse to the respective individuals and are collateralized by a pledge of the Common Shares purchased. All distributions paid on pledged Common Shares in excess of the then marginal tax rate on the taxable portion of such distributions are used to pay interest and principal on the loans.

                                    LARGEST PRINCIPAL     PRINCIPAL
                                       AMOUNT OWED       BALANCE AT     INTEREST
      NAME                               IN 1997      DECEMBER 31, 1997   RATE
      ----                          ----------------- ----------------- --------
      Douglas Crocker II...........    $  850,318        $  814,909      6.21%
      Douglas Crocker II...........       960,748           931,755      6.15%
      Douglas Crocker II...........       944,584           941,415      7.26%
      Douglas Crocker II...........     1,901,807         1,864,148      7.93%
      Frederick C. Tuomi...........       314,861           313,799      7.26%
      Alan W. George...............        79,062            79,062      7.26%

INTERESTS OF MESSRS. LYNFORD AND LOWENTHAL IN THE WELLSFORD MERGER

  Messrs. Lynford and Lowenthal received certain benefits from, and entered into certain agreements with, the Trust or the Operating Partnership in connection with the Wellsford Merger. Each of Messrs. Lynford and Lowenthal had an employment agreement with Wellsford that entitled him to certain benefits as described below.

  Share Loans. Messrs. Lynford and Lowenthal previously purchased Wellsford common shares over the years at their then fair market value, the purchase price of which was borrowed from Wellsford and evidenced by a ten-year promissory note. Upon the Wellsford Merger, the then remaining principal balance of the loans was forgiven for Messrs. Lynford and Lowenthal in the amounts of approximately $1.5 million and $1.5 million, respectively.

  Change in Control Share Grants. Immediately prior to the Wellsford Merger, Messrs. Lynford and Lowenthal were each issued 22,346 Wellsford common shares, which shares were converted into 13,966 Common Shares, respectively, in the Wellsford Merger pursuant to the same conversion ratio that all of Wellsford common shares were converted into Common Shares.

  Restricted Share Grants. Restricted share grants of 11,375 Wellsford common shares had previously been made to Messrs. Lynford and Lowenthal by Wellsford, portions of which had vested and portions of which remained subject to forfeiture prior to the Wellsford Merger. All restricted shares, whether vested or not, participated in the Wellsford Merger on the same basis as all other Wellsford common shares. The 7,109 Common Shares received by Messrs. Lynford and Lowenthal on account of the 11,375 restricted Wellsford common shares held by each of them continue to remain subject to vesting and will be forfeited (as to 50% on January 1, 1998 and 50% on January 1, 1999) unless the Trust achieves on a consolidated basis a minimum 5% increase in FFO per Common Share for the twelve-month period ending on the December 31 immediately preceding the applicable vesting date over funds from operations per Common Share for the preceding twelve-month period. One-half of these Common Shares vested on January 1, 1998.

  Vested Options. Each of Messrs. Lynford and Lowenthal received upon the exercise of vested options 30,827 Wellsford common shares. Such Wellsford common shares were converted in the Wellsford Merger into 19,266 Common Shares for each of Messrs. Lynford and Lowenthal.

  Tax Payments. Pursuant to their employment agreements and other compensation arrangements with Wellsford, in connection with the Wellsford Merger, the Trust paid on behalf of Messrs. Lynford and Lowenthal approximately $1.2 million and $1.2 million, respectively, relating to certain Federal, state and local income and excise tax liabilities to the Internal Revenue Service and the various state and local tax authorities.

  Appointment to Board of Trustees of the Trust. On June 6, 1997, each of Messrs. Lynford and Lowenthal was appointed to the Board for a term ending at the 1997 Annual Meeting of Shareholders. At such meeting, Messrs. Lynford and Lowenthal were elected as trustees.

CERTAIN AGREEMENTS BETWEEN THE OPERATING PARTNERSHIP AND WRP

  The following describes certain aspects of the agreements entered into by the Operating Partnership and WRP in connection with the Wellsford Merger on the effective date of the Wellsford Merger. Each of Messrs. Lynford and Lowenthal are officers and directors of WRP and Mr. Crocker is a director of WRP.

  Common Stock and Preferred Stock Purchase Agreement. Upon consummation of the Wellsford Merger, WRP entered into a Stock Purchase Agreement with the Operating Partnership (the "Stock Purchase Agreement") pursuant to which the Operating Partnership purchased from WRP upon the Effective Date shares of WRP Class A Common Stock for an aggregate purchase price of $3.5 million. In addition, the Operating Partnership has agreed to purchase from WRP up to 1,000,000 shares of WRP Series A Preferred Stock at $25.00 per share as requested by WRP over the three-year period commencing on the date of the Wellsford Merger. The Operating Partnership and WRP entered into voting agreements, rights of first refusal and registration rights agreements relating to such shares of WRP.

  WRP Board Member Elected by the Operating Partnership. Upon consummation of the Wellsford Merger, the Operating Partnership, as the holder of WRP Class A Common Stock, was entitled to elect, and did so elect, Mr. Crocker to the WRP Board of Directors. Mr. Crocker received options to purchase 21,375 shares of WRP common stock upon his election as a director of WRP. In the event Mr. Crocker (or other person subsequently elected by the Operating Partnership to the WRP Board of Directors) becomes unable or unwilling to serve as a director or is no longer employed by the Operating Partnership, the Operating Partnership and WRP will agree to the election of another member of senior management of the Operating Partnership to the WRP Board of Directors.

  Agreement Regarding Palomino Park. Upon consummation of the Wellsford Merger, WRP and the Operating Partnership became the shareholders in Wellsford Park Highland Corp. ("WPHC"), with WRP owning 80% of the shares of WPHC, consisting of voting Class A Shares, and the Operating Partnership owning the remaining 20% of WPHC, consisting of non-voting Class B Shares. WPHC is one of two members of the limited liability companies which own Phase I and Phase II, respectively, of Palomino Park, a master planned five phase multifamily development project in suburban Denver, Colorado. The Operating Partnership has no further obligation to contribute capital to WPHC.

  The Operating Partnership has entered into a credit enhancement agreement with WRP under which it will make its credit available to Dresdner Bank, A.G., New York Branch in the form of a guaranty in respect of a letter of credit issued to WRP for a period of eight years from date of the Wellsford Merger. WRP has agreed to pay an annual credit enhancement fee to the Operating Partnership for such enhancement and has agreed to reimburse the Operating Partnership for any amounts it pays under the guaranty, together with interest on such amounts.

  The Operating Partnership assumed Wellsford's obligation pursuant to a $36.7 million construction loan relating to Phase I of Palomino Park with NationsBank, N.A. ("NationsBank"). The Operating

Partnership was obligated, assuming completion of construction, if the loan was not paid by WRP when due, to pay NationsBank the lesser of the loan balance or the final agreed upon budget. This loan was paid off in 1997 by WRP. The Operating Partnership has agreed to provide similar credit support in relation to Phase II of Palomino Park, which has an expected construction loan requirement of approximately $30 million.

INTERESTS OF MESSRS. EVANS AND BERRY IN THE EVANS MERGER

  Messrs. Evans and Berry received certain benefits from, and entered into certain agreements with, the Trust or the Operating Partnership in connection with the Evans Merger, as more fully described below.

  Appointment to Board of Trustees of the Trust. On December 23, 1997, Mr. Evans was appointed to the Board of Trustees of the Trust for a term ending at the 2000 Annual Meeting of Shareholders.

  Employment Agreements. In connection with the Evans Merger, in December 1997, Mr. Berry executed an Employment Agreement with an affiliate of the Operating Partnership which expires on December 31, 2000 and provides for cash compensation of $250,000 per annum. Pursuant to the Agreement, Mr. Berry exchanged all unvested restricted Evans common shares at the time of the Evans Merger into 18,747 restricted Common Shares of the Trust, which will vest on December 31, 2000. Mr. Berry also received an option to purchase 77,500 Common Shares that will vest in three equal annual installments and will have an exercise price equal to $50.125 per Common Share. The agreement also provided that Mr. Berry will be eligible to participate in all of the Trust's employee benefit plans in which persons in comparable positions participate.

  In December 1997, Mr. Berry also entered into a Deferred Compensation Agreement with the Trust which will pay benefits only in the event Mr. Berry's employment with the Trust is terminated prior to January 1, 2000. In such case, the amount payable under Mr. Berry's agreement will equal the value of any restricted Common Shares received in exchange for Evans common shares which are forfeited upon his termination of employment. The payment will be made in two semi-annual installments over the one-year period following termination of employment, and interest of 9% per annum will accrue on the balance over the one-year payment period.

  Restricted Share Grants. In the second quarter of 1997, Messrs. Evans and Berry elected to receive restricted common shares of Evans in lieu of salary for 1997. In July 1997, approximately 13,000 and 12,000 restricted common shares of Evans were issued to Messrs. Evans and Berry, respectively, in lieu of their 1997 salaries. The 13,000 restricted common shares of Evans issued to Mr. Evans vested in connection with the Evans Merger and were exchanged for approximately 6,500 Common Shares, and 37,494 unvested restricted common shares of Evans held by Mr. Berry were exchanged for 18,747 restricted Common Shares at the time of the Evans Merger. In accordance with his employment agreement, the restricted Common Shares received by Mr. Berry will vest on January 1, 2001 if Mr. Berry is an employee of the Trust at that time.

  Evans Options. Messrs. Evans and Berry each entered into an agreement (an "Option Cash Out Agreement") with Evans not to exercise their vested and nonvested options in consideration for a cash payment in lieu thereof. Messrs. Evans and Berry received $974,250 and $569,250, respectively, pursuant to such Option Cash Out Agreements.

  OP Unit Contribution Agreement. Mr. Evans and certain of his affiliates held an aggregate of 3,309,762 units of partnership interest in Evans Withycombe Residential, L.P., which were contributed to the Operating Partnership in exchange for 1,654,881 OP Units.

  Sale of Stock. Mr. Evans sold all of his shares of Evans Withycombe Management Inc. to an officer of the Trust in connection with the Evans Merger for aggregate consideration of $5,000.

                                  PROPOSAL 2

                    APPROVAL OF AN AMENDMENT TO THE TRUST'S
                        THIRD AMENDED AND RESTATED 1993
                       SHARE OPTION AND SHARE AWARD PLAN

  The Trust seeks Shareholder approval of an amendment to increase the number of Common Shares authorized to be awarded under the Trust's Award Plan from 5,600,000 Common Shares to 8,000,000 Common Shares. The Board approved the amendment to the Award Plan on March 2, 1998 and recommended that it be submitted to the Shareholders of the Trust for approval.

  The Award Plan provides a means whereby the Trust may award Common Shares, grants of share options to purchase Common Shares, share appreciation rights (in tandem with or independent of options), and/or dividend equivalent rights with respect to Common Shares, restricted shares and performance-based shares to certain key employees, officers, trustees and consultants of the Trust who are responsible for the Trust's future growth and continued success. The Board believes that it is advisable to have additional Common Shares available for future issuance in connection with employee share incentive programs.

  The purpose of amending the Award Plan is to increase the number of Common Shares eligible for issuance thereunder by 2,400,000 Common Shares, from 5,600,000 Common Shares to 8,000,000 Common Shares. At January 1, 1998 4,726,263 options and restricted share awards have been issued under the Award Plan, and 873,737 Common Shares were available for issuance under the Award Plan. Subject to Shareholder approval of this amendment to the Award Plan, since January 1, 1998 the Compensation Committee of the Board has determined to grant options to purchase and restricted share awards of approximately 2.2 million Common Shares under the Award Plan. Subsequent to the approval of this amendment, 6,925,000 options and restricted share awards will have been issued under the Award Plan and 1,075,000 Common Shares will be available for issuance under the Award Plan. As of March 1, 1998, there were 105,376,941 Common Shares outstanding (including the assumed conversion of all the 9,586,603 OP Units outstanding). The proposed amendment to the Award Plan will not result in any new plan benefits to the Trust's trustees, executive officers or other employees.

  The amendment to the Award Plan shall not take effect until approved by the holders of a majority of the Common Shares present, or represented, and entitled to vote at the Meeting. Abstentions will have the same effect as votes against the approval of this amendment to the Award Plan. Broker non-votes will not be counted as Common Shares entitled to vote on the matter and will have no effect on the vote.

  THE BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE AWARD PLAN. PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THIS AMENDMENT TO THE AWARD PLAN UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Trust to report, based on its review of reports to the SEC about transactions in its Common Shares furnished to the Trust and written representations of its trustees, executive officers and 10% Common Shareholders, that for 1997:

  Mr. Lowenthal filed a Form 4 late to report the sale of 11,000 Common Shares. Mr. McHugh filed a Form 4 late to report the sale of 746 Common Shares. Mr. Sternlicht filed a Form 4 late to report the exchange of 25,023 OP Units for 25,023 Common Shares and the distribution of such Common Shares to the beneficial owners thereof.

                                   AUDITORS

  Ernst & Young LLP ("Ernst & Young") served as the Trust's auditors for the fiscal years ended December 31, 1996 and 1997 and has been engaged to serve as the Trust's auditors for the fiscal year ending December 31, 1998. Representatives of Ernst & Young are expected to be available at the Meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                  SHAREHOLDER PROPOSALS FOR THE 1999 MEETING

  Shareholder proposals intended to be presented at the 1999 annual meeting of Shareholders must be received by the Secretary of the Trust no later than November 30, 1998, in order to be considered for inclusion in the Trust's 1999 Proxy Statement.

                              1997 ANNUAL REPORT

  Shareholders are concurrently being furnished with a copy of the Trust's 1997 Annual Report which contains its audited financial statements at December 31, 1997. Additional copies of the Trust's Annual Report and Form 10-K for the year ended December 31, 1997, as filed with the SEC, may be obtained without charge by contacting Cynthia McHugh, Senior Vice President--Investor Relations of the Trust, at Two North Riverside Plaza, Chicago, Illinois 60606, 312-466-3779.

                                 OTHER MATTERS

  The Board knows of no other matters to be presented for Shareholder action at the Meeting. If any other matters are properly presented at the Meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

                                          By Order of the Board of Trustees

                                          /s/  Bruce C. Strohm

                                          Bruce C. Strohm,
                                          Executive Vice President, General
                                           Counsel and Secretary

Chicago, Illinois
March 30, 1998

                                  DETACH HERE

                                     PROXY

                      EQUITY RESIDENTIAL PROPERTIES TRUST

         Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 This Proxy is Being Solicited on Behalf of the Board of Trustees for the Annual Meeting of Shareholders to be Held on May 14, 1998

     The undersigned shareholder of Equity Residential Properties Trust, a Maryland real estate investment trust (the "Trust"), hereby appoints DOUGLAS CROCKER II and SAMUEL ZELL, or either of them (the "Representatives"), with full power of substitution, as proxies for the undersigned to represent the undersigned at the Annual Meeting of Shareholders of the Trust to be held in Chicago, Illinois, on May 14, 1998, and any adjournment thereof (the "Annual Meeting"), and to vote all Common Shares of the Trust which the undersigned may be entitled to vote. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such Common Shares.

     Note: You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. If you do not mark any boxes, your proxy will be voted in accordance with the Board of Trustees' recommendations. The Representatives cannot vote your shares unless you sign and return this card.

     If you plan to attend the Annual Meeting in person, please let us know by marking the enclosed proxy card in the space provided.

-----------                                                  ------------
SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE    SEE REVERSE
   SIDE                                                           SIDE
-----------                                                  ------------

ERP59 F                           DETACH HERE

[x]
     Please mark
     votes as in
     this example.

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted FOR Authority to vote FOR the election as trustees of the four nominees to terms expiring in 2001 and FOR item 2 and otherwise in the discretion of the proxy holders.

     1. Authority to vote for the election as trustees of the four nominees listed below to terms expiring in 2001:

         Douglas Crocker II, Gerald A. Spector, James D. Harper, Jr. and Sheli
         Z. Rosenberg

                       [_]  FOR            [_] WITHHELD
                            ALL                FROM ALL
                           NOMINEES            NOMINEES

                     [_]
                        --------------------------------------
                        For all nominees except as noted above

     2. Authority to vote for the approval of the amendment to the Third Amended and Restated 1993 Share Option and Share Award Plan.


                                                    FOR  AGAINST ABSTAIN

                                                    [_]    [_]     [_]


     3. In their discretion, the Representatives are authorized to vote upon such other matters as may properly come before the meeting.

     MARK HERE IF YOU PLAN TO ATTEND THE MEETING.               [_]

     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT.             [_]

     MARK HERE TO DISCONTINUE EXTRA ANNUAL REPORT.              [_]

     Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please print full title under signature.


         Signature:          Date:          Signature:            Date: